Exhibit 99.2

Contact: Lisa Winter
Director-Communications
Atkore International
708 225-2453

Atkore International Inc. Divests Brazil Business

Harvey, Illinois, September 26, 2013/PRNewswire/ -- Atkore International Inc. (“Atkore”), today announced that it has completed the sale of its Brazil business to Panatlântica S.A.

“We continuously review the viability of all aspects of our business to ensure alignment to our corporate strategy, core product offerings and targeted customer base,” commented John Williamson, President and Chief Executive Officer of Atkore International. “The divestiture of the Brazil business will allow us to redirect resources to other strategic opportunities that will help Atkore better serve the needs of our customers, support growth initiatives and make us a stronger company overall.”

The Atkore Brazil business manufactures non-galvanized mechanical tube, as well as slitting of structural sheets. It employs approximately 275 people.

About Atkore International Inc.
Atkore International Inc. is a global manufacturer of galvanized steel tubes and pipes, electrical conduit, armored wire and cable, metal framing systems and building components; serving a wide range of construction, electrical, fire and security, mechanical and automotive applications. With 3,200 employees and more than 35 manufacturing and distribution facilities worldwide, Atkore supplies global customers with innovative solutions and quality products. To learn more, please visit www.atkore.com.

Exhibit 99.2

About Panatlântica S.A.
Panatlântica has operations focused in manufacturing, trading, import, export and processing of steel, ferrous and non-ferrous metals, coated and uncoated. Since its establishment in 1952, Panatlântica has become one of the leading players in its industry. To learn more, please visit www.panatlantica.com.br/.
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